Exhibit 99.1

Lev’s Cinryze™ BLA Accepted for Filing by FDA

Application for Acute Treatment of Hereditary Angioedema Granted Priority Review

New York, NY, October 1, 2007 - Lev Pharmaceuticals, Inc. (“Lev” or the “Company”) (OTCBB:LEVP.OB) today announced that the U.S. Food and Drug Administration (FDA) has accepted the Company’s filing of its Biologics License Application (BLA) for Cinryze™ (C1 inhibitor) for the acute treatment of hereditary angioedema (HAE). In addition, the FDA has designated the submission for priority review, which targets an FDA action by January 30, 2008. Lev submitted the BLA on July 31, 2007. Priority review status is granted by the FDA to products that, if approved, would be a significant improvement over existing therapies.

"We are extremely pleased that the FDA has accepted our Cinryze™ BLA for filing and designated it for priority review," said Joshua D. Schein, Ph.D., Chief Executive Officer of Lev. "The priority designation supports our belief in the potential of Cinryze™ as a replacement therapy for the treatment of HAE.  There currently is no acute therapy specifically approved for the treatment of HAE, and we believe that Cinryze™, if approved, would represent an important option in improving the lives of patients with the disease.”

The BLA submission is based on data from the Company’s pivotal Phase III acute trial which met its protocol-defined, pre-specified primary endpoint with statistical significance as reported on March 14, 2007.  Additional details regarding the acute study results will be presented at the 2007 Annual Meeting of the American College of Allergy, Asthma & Immunology in November.

Lev is also developing Cinryze™ for the prophylactic treatment of HAE. As previously announced, on September 10, 2007, Lev reported positive results from its pivotal U.S. Phase III trial of Cinryze™ for the prophylactic treatment of HAE. In the study, the protocol-defined, pre-specified primary endpoint was achieved, showing a clinically and statistically significant reduction in the number of HAE attacks. Based on these positive results, the Company intends to amend its BLA for Cinryze™ to include the prevention of HAE attacks.

About Hereditary Angioedema
HAE is a genetic disorder caused by a deficiency of C1 inhibitor, a circulating plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. While there is no approved therapy for acute HAE attacks in the U.S., C1 inhibitor has been used in Europe to treat HAE for more than 30 years. There are estimated to be 10,000 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About Lev Pharmaceuticals, Inc.
Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s C1 inhibitor, proposed to be marketed as CinryzeTM, has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. Lev has also received fast track designation status from the FDA, which facilitates the development and expedites the review of drugs and biologics intended to treat serious or life threatening conditions and that demonstrate the potential to address unmet medical needs. Lev is also evaluating the development of C1 inhibitor for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM; market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Contact:
Jason Tuthill
Director, Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
(212) 850-9130
jtuthill@levpharma.com